EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2008, accompanying the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Superior Uniform Group, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Superior Uniform Group, Inc. on Form S-8 (File No. 333-105906, effective June 6, 2003).

/s/ GRANT THORNTON LLP

Tampa, Florida

February 28, 2008